Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

OSHKOSH BOARD OF DIRECTORS UNANIMOUSLY REJECTS CARL ICAHN’S

UNSOLICITED, INADEQUATE, HIGHLY CONDITIONAL

AND OPPORTUNISTIC TENDER OFFER

Board Believes Icahn Offer is Inadequate, Significantly Undervalues Oshkosh and is

Not in Shareholders’ Best Interests

Files 14D-9 Recommending Shareholders Not Tender into Icahn’s Offer

Adopts Shareholder Rights Plan

OSHKOSH, Wis. (October 26, 2012) — Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today announced that its Board of Directors, after consultation with its financial and legal advisors, unanimously determined that the unsolicited, highly conditional and opportunistic tender offer from Carl Icahn to acquire any and all outstanding common shares of Oshkosh for $32.50 per share in cash (the “Offer”) is inadequate, undervalues the Company and is not in the best interests of all Oshkosh shareholders.  The Board recommends that Oshkosh shareholders reject Mr. Icahn’s Offer and not tender any of their shares.  The basis for the Board’s decision is set forth in the Schedule 14D-9 being filed by Oshkosh today with the Securities and Exchange Commission (“SEC”), which will also be mailed to shareholders in the near future.

“Our Board of Directors unanimously concluded that Mr. Icahn’s unsolicited, inadequate, highly-conditional and opportunistic Offer significantly undervalues Oshkosh and is not in the best interests of all Oshkosh shareholders,” said Richard M. Donnelly, chairman of the Oshkosh Board of Directors.  “Furthermore, we believe Mr. Icahn’s Offer is yet another attempt by Mr. Icahn to enrich himself at the expense of all other Oshkosh shareholders.  We believe Mr. Icahn’s tender offer and the related proxy contest are tools to advance Mr. Icahn’s self-serving agenda, and if elected, Mr. Icahn’s director candidates will seek to deprive all other Oshkosh shareholders of the full value of their investment by facilitating Mr. Icahn’s inadequate Offer and ill-advised strategy to spin-off JLG.  Your Board encourages shareholders to send a clear message to Mr. Icahn that you will not allow him to pursue his self-serving agenda and will not permit him to take control of Oshkosh for a price significantly below the Company’s value.  Tendering into Mr. Icahn’s Offer would only encourage Mr. Icahn in his opportunistic attempt to acquire Oshkosh at the inadequate price of $32.50 per share — a price that even he admitted was below the Company’s value.”

Mr. Donnelly continued, “Our Board and management team are confident that the continued execution of the Company’s MOVE strategy will deliver substantially greater value to its shareholders than Mr. Icahn’s highly contingent Offer.  Our MOVE strategy has delivered proven results in fiscal 2012, and we recently outlined a clear path to continue creating meaningful value for all shareholders that is substantially greater than Mr. Icahn’s Offer.  We expect the continued execution of our MOVE strategy will yield stronger results by driving higher incremental margins and improved cash flows through cost reduction strategies, prudent capital allocation and global growth.  If Mr. Icahn had proposed an alternative that created greater value than the Company’s current strategy, the Board would have been open to exploring that alternative.  However, he has failed to do so.”

Charles L. Szews, Oshkosh Corporation chief executive officer, said, “Mr. Icahn’s Offer does not compensate all shareholders for the compelling growth we expect to achieve in the market recovery.  As demonstrated by our fiscal 2012 fourth quarter results, we are delivering on our plan and gaining momentum.  We nearly doubled our fiscal 2012 fourth quarter adjusted income from continuing operations compared to our fiscal 2011 fourth quarter, and we exceeded the high end of the range of our most recent expectations for fiscal 2012 adjusted earnings per diluted share by $0.12.  In fact, we significantly beat consensus earnings estimates for each quarter of fiscal 2012.  We are targeting to approximately double adjusted earnings per share from continuing operations to $4.00-$4.50 by fiscal 2015 compared to fiscal 2012 expectations and are well on our way to delivering on the operational objectives necessary to create a powerful, global industrial company and creating significant value for all Oshkosh shareholders.”

Oshkosh included the following letter to shareholders in its Schedule 14D-9 being filed today:

October 26, 2012

Dear Fellow Shareholders:

On October 17, 2012, Carl Icahn launched an unsolicited, inadequate, highly conditional and opportunistic tender offer to acquire your shares of Oshkosh Corporation common stock for $32.50 per share in cash (the “Offer”).

Your Board of Directors has thoroughly reviewed Mr. Icahn’s Offer, in consultation with the Company’s financial and legal advisors, and unanimously determined that the Offer is inadequate, undervalues the Company and is not in the best interests of all Oshkosh shareholders. Many sell-side research analysts covering the Company have come to the same conclusion, and Mr. Icahn himself has even stated publicly that the Company is worth a lot more than his inadequate Offer price. Your Board is confident that the continued implementation of the Company’s MOVE strategy is the best way to generate significant value for all Oshkosh shareholders.

YOUR BOARD URGES YOU NOT TO TENDER YOUR SHARES INTO THE OFFER

Since Mr. Icahn has taken his position in Oshkosh, he has tried to force a series of ill-considered transactions that would have either destroyed value or benefited Mr. Icahn rather than all of Oshkosh’s shareholders.

Last year, Mr. Icahn tried to force a merger with Navistar or a divestiture of JLG. Oshkosh’s management met with him multiple times to discuss these ideas, and our Board of Directors carefully and comprehensively considered and explored these ideas, even though Mr. Icahn provided no support for them. Rather than engage in a proactive dialogue, Mr. Icahn refused to listen to Oshkosh’s Board and management team, and instead ran a costly and distracting proxy contest where his candidates were rejected by Oshkosh’s shareholders.

Icahn’s proposed merger between Navistar and Oshkosh would have been particularly disastrous for Oshkosh’s shareholders. Navistar’s stock price has dropped sharply this year, from a 52-week high of $48.18 on February 3, 2012, to a low of $18.59 on October 25, 2012. Mr. Icahn’s idea to sell-off JLG at the bottom of a down market was similarly flawed, especially since JLG’s operating income increased 251% to $229.2 million, or 7.9% of sales, in fiscal 2012, compared to $65.3 million, or 3.2% of sales, in the prior year.

Now Mr. Icahn would like you to sell your shares to him at $32.50 per share—even though he has stated publicly that the value of Oshkosh is in excess of that price and the median Wall Street research target price exceeds this Offer (before adding any takeover premium). Mr. Icahn’s Offer comes despite the fact that Oshkosh articulated a detailed plan at its September 14, 2012 Analyst Day that it expects to deliver value to shareholders well in excess of Mr. Icahn’s Offer.

To further his inadequate Offer, Mr. Icahn has conditioned his Offer upon the election of his slate of director nominees to the Oshkosh Board at the 2013 Annual Meeting of Shareholders. He also resurrected his flawed idea of divesting JLG should he take control of the Board—in other words, even if you believed his JLG idea creates value, he wants you to tender your shares to him at a low-ball price with the result that you would be unable to benefit from such a transaction. But, the Board has regularly reviewed this idea. It does not add value for shareholders, and shareholders would lose the significant upside from the Company’s MOVE strategy. We believe Mr. Icahn’s tender offer and the related proxy contest are tools to advance Mr. Icahn’s self-serving agenda, and if elected, Mr. Icahn’s director candidates will seek to deprive all other Oshkosh shareholders of the full value of their investment by facilitating Mr. Icahn’s inadequate Offer and ill-advised strategy to spin-off JLG.

Where Mr. Icahn has offered flawed, contradictory, self-interested and unproductive proposals, the Oshkosh Board and management team have outlined a clear strategy and are delivering upon it.

Throughout fiscal 2012, the Company’s MOVE strategy delivered strong results in an economy that is still recovering from the greatest market downturn since the Great Depression. In the face of continued headwinds, Oshkosh management raised fiscal 2012 performance outlook multiple times during fiscal 2012, as the execution of the MOVE strategy delivered tangible results, and significantly beat Wall Street consensus estimates for each quarter of fiscal 2012. Today, we once again announced strong earnings, with adjusted consolidated operating income of $110.4 million and adjusted earnings per share (EPS) of $0.65, compared to adjusted operating income of $87.4 million and adjusted EPS of $0.50 in the fourth quarter of fiscal 2011(1). We continue to aggressively and realistically reassess our opportunities and challenges and are excited about the future value available to Oshkosh and its shareholders.

Mr. Icahn’s Offer is scheduled to expire on December 3, 2012. We outline below the many reasons why you should reject his inadequate and opportunistic Offer. Your Board urges you not to tender your shares. Tendering your shares into the Offer by December 3, 2012 will only encourage Mr. Icahn in his efforts to continue his ill-informed campaign and his attempt to acquire your Company at the inadequate price of $32.50 per share.

Your Board of Directors unanimously recommends that Oshkosh shareholders

REJECT MR. ICAHN’S OFFER and NOT TENDER your shares pursuant to the Offer.

In reaching its recommendation, your Board considered numerous factors, including, but not limited to:

•                  The Company has outlined a clear and detailed strategy. The Board believes, and third-party observers have recognized, that continued execution of the Company’s MOVE strategy will deliver substantially greater value for shareholders than Mr. Icahn’s highly contingent Offer. Oshkosh is targeting:

•                  Doubling adjusted earnings per share from continuing operations to $4.00-$4.50 per share by fiscal 2015 compared to fiscal 2012 expectations, yielding a 23%-30% compound annual growth rate in earnings per share(2);

•                  10% compound annual growth rate in non-defense revenue from fiscal 2012 through fiscal 2015 representing a $220 million operating income opportunity in its non-defense businesses through fiscal 2015, even in a modest market recovery;

•                  250 basis points of incremental consolidated operating income margin by fiscal 2015 compared to fiscal 2011;

•                  $350 million of incremental annual revenue through value innovation opportunities by fiscal 2015 compared to fiscal 2012; and

•                  Greater than 25% of its revenues from outside of the United States by fiscal 2015, and 30% by fiscal 2016.

(1)                                  Non-GAAP results. See “Non-GAAP Financial Measures” in the enclosed Schedule 14D-9 for reconciliation to GAAP results.

(2)                                  Compared to fiscal 2012 estimates provided by management at the Company’s September 14, 2012 Analyst Day.

•                  During fiscal 2012, the MOVE strategy delivered results. Oshkosh management raised fiscal 2012 performance outlook multiple times during fiscal 2012 as the execution of the MOVE strategy delivered tangible results and significantly beat Wall Street consensus estimates for each quarter of fiscal 2012.

•                  In the fourth quarter of fiscal 2012, Oshkosh delivered adjusted consolidated operating income of $110.4 million and adjusted earnings per share (EPS) of $0.65, compared to adjusted operating income of $87.4 million and adjusted EPS of $0.50 in the fourth quarter of fiscal 2011. Operating income margins improved in all segments in the fourth quarter of fiscal 2012 compared to the prior year fourth quarter.

•                  Access Equipment net sales increased 42.3% to $2.92 billion in fiscal 2012 compared to fiscal 2011. Sales to external customers totaled $2.79 billion in fiscal 2012, a 43.7% increase compared to fiscal 2011, and operating income margins increased from 3.2% in fiscal 2011 to 7.9% in fiscal 2012.

•                  International sales increased 21% in fiscal 2012 compared to fiscal 2011; Oshkosh announced a contract to produce 750 M-ATVs for the United Arab Emirates for delivery in fiscal 2013.

•                  The FMTV program was profitable throughout fiscal 2012.

•                  Oshkosh is executing its plan to address lower expected defense spending and is exiting underperforming non-core businesses, including its ambulance and mobile medical businesses.

•                  The Company has acquired approximately 500,000 shares since reinstituting a share repurchase plan in August 2012.

•                  The Company’s solid balance sheet will allow it to be opportunistic as it evaluates future capital allocation alternatives to enhance shareholder value.

•                  A substantial majority of Wall Street sell-side research analysts that cover the Company and that have expressed a viewpoint following the Company’s Analyst Day and/or Mr. Icahn’s Offer have reached the basic conclusions that they support MOVE and/or believe the Offer undervalues Oshkosh.

•                  Following the Company’s September 14, 2012 Analyst Day, sell-side research analysts covering the Company expressed a largely favorable view of the MOVE strategy, and several increased their valuation targets (which do not include a control premium) to prices well above the Offer price. Analysts have stated, among other things, their beliefs that:

•                  The Company’s current valuation is not yet fully reflective of the earnings potential over the next few years;

•                  The Company’s management has a history of over delivering on its estimates for the Company’s results;

•                  The Company’s 2013-2015 targets are likely reasonable;

•                  The Company’s cost reduction initiatives and product redesigns should yield significant margin improvements in coming years; and

•                  The Company’s valuation should reflect multiple expansion as the Company continues to deliver results under the MOVE strategy.

•                  Following Mr. Icahn’s press release on October 11, 2012, indicating his intent to commence a tender offer, analysts have raised questions as to the overall credibility of the Offer, as well as its inadequate value versus the analysts’ standalone valuation estimates (which do not include a control premium). Numerous analysts have stated that they believe:

•                  The Offer undervalues the Company;

•                  The MOVE strategy is a strong path forward for building value for the Company’s shareholders;

•                  The Company’s projections represent a growth story that would result in a significantly higher valuation than the Offer;

•                  The Offer does not fully consider the Company’s future free cash flow potential;

•                  The MOVE strategy is the Company’s best alternative for shareholders; and

•                  Shareholders should not sell into the Offer.

•                  Your Board and management team have the right experience and a deeper understanding of the Company and its markets, and are far more capable than Mr. Icahn of leading the Company forward, evaluating and pursuing strategic alternatives and delivering value to all Oshkosh shareholders.

•                  Mr. Icahn has promoted misguided ideas for the Company in the past, including a merger with Navistar and a sale of JLG, highlighting his lack of understanding of the Company and the industry in which it operates, as well as his promotion of his own interests over the interests of other shareholders. Pursuing either course would have been a mistake—even disastrous—for the Company.

•                  Navistar’s stock price dropped sharply this year, from a 52-week high of $48.18 on February 3, 2012, to a low of $18.59 on October 25, 2012.

•                  JLG’s operating income increased 251% to $229.2 million, or 7.9% of sales, in fiscal 2012 compared to $65.3 million, or 3.2% of sales, in the prior year.

•                  Now, Mr. Icahn is promoting another misguided idea by asking shareholders to tender their shares to him at a low-ball price that even he believes—and stated publicly on the date he announced his Offer—undervalues the Company.

•                  Mr. Icahn is also resurrecting his misguided ideas for JLG. Last year, the Company discussed with its shareholders how the Board carefully analyzed alternatives for JLG and concluded they did not create value for the Company’s shareholders, and the Board believes this conclusion has been proven correct. The Board’s conclusion has not changed this year following multiple further reviews of JLG alternatives.

•                  Your Board has extensive experience leading M&A and divestiture/spin-off transactions, direct experience with the U.S. Department of Defense, policy expertise, CEO and CFO experience and operational leadership. Twelve of the thirteen Oshkosh directors are independent, including a non-executive, independent Chairman, and furthermore, five of Oshkosh’s independent directors joined the Board since October 2010, with three new directors added in the past 18 months, providing a fresh perspective.

•                  If a strategic opportunity, including a sale of the Company, were to be pursued, the Company’s Board and management are far more capable of guiding the Company through such a process than Mr. Icahn.

•                  The Board has always taken its fiduciary duties to shareholders very seriously and would discharge those duties properly in the context of analyzing any third-party proposal with respect to the Company. If Mr. Icahn had proposed an alternative that created greater value than the Company’s current strategy, the Board would have been open to exploring that alternative. However, he has failed to do so.

•                  The identity and track record of Mr. Icahn, as well as the lengthy list of substantial conditions to his Offer—including a condition that Mr. Icahn’s full slate of nominees to the Board be elected at the 2013 annual meeting of shareholders—create significant uncertainty and risk and give Mr. Icahn wide latitude not to consummate his Offer.

•                  Mr. Icahn has an extremely poor track record with respect to similar situations. According to publicly available data, since 2000, affiliates of Mr. Icahn made public proposals to acquire all, or a substantial portion of, at least 16 other public companies that were not in bankruptcy proceedings at the time, and launched a tender offer in respect of seven of these companies. Mr. Icahn and his affiliates failed to consummate all but one of these acquisition attempts.

•                  Mr. Icahn’s Offer contains a long list of conditions, including a condition that all of Mr. Icahn’s nominees to the Board be elected at the Oshkosh 2013 Annual Meeting of Shareholders.

•                  According to the Schedule TO filed by Mr. Icahn, all of the conditions to his Offer are for the sole benefit of Mr. Icahn. The Schedule TO claims that Mr. Icahn may assert that a condition has not been satisfied—even if the failure of such condition to be satisfied was caused by his action or inaction—and such determination will not be subject to challenge.

Your Board encourages shareholders to send a clear message to Mr. Icahn that you will not allow him to pursue his self-serving agenda and will not permit him to take control of Oshkosh for a price significantly below the Company’s value. Tendering into Mr. Icahn’s Offer would only encourage Mr. Icahn in his opportunistic attempt to acquire Oshkosh at the inadequate price of $32.50 per share—a price that even he admitted was below the Company’s value.

The enclosed Schedule 14D-9 contains a complete discussion of these and other significant factors contributing to your Board’s recommendation. For the reasons described above and in the enclosed Schedule 14D-9, your Board of Directors unanimously recommends that you REJECT MR. ICAHN’S OFFER and NOT TENDER your shares pursuant to the Offer.

We urge you to read the Schedule 14D-9 carefully and in its entirety so you will be fully informed as to your Board’s recommendation. If you have questions concerning the Oshkosh Schedule 14D-9 or need additional copies of the Company’s publicly filed materials, please contact our proxy solicitor, Innisfree M&A Incorporated, at (877) 750-9499 (Toll Free).

We appreciate your continued support as we work to protect your investment and create value for all Oshkosh shareholders.

Sincerely,

Richard M. Donnelly	Charles L. Szews
Chairman of the Board	Chief Executive Officer

Board Adopts Shareholder Rights Plan

Oshkosh also announced that its Board of Directors has adopted a shareholder rights plan (the “Rights Plan”) and declared a dividend of one right on each outstanding share of the Company’s common stock.

The Rights Plan is intended to enable all shareholders to realize the long-term value of their investment in the Company and to protect them from unfair or coercive takeover tactics.  The Rights Plan is intended to deter such tactics and provide the Board of Directors of the Company with sufficient time to consider any and all alternatives to such tactics and does not prevent the Board from considering or accepting an offer for the Company if the Board believes such action is fair, advisable and in the best interests of the Company’s shareholders.  The Board of Directors of the Company deemed the adoption of the Rights Plan in the best interests of the Company and its shareholders.

Pursuant to the Rights Plan, the Company is issuing one preferred stock purchase right for each share of common stock outstanding at the close of business on November 5, 2012.  Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock.

Under the Rights Plan, the rights generally will become exercisable only if a person or group acquires beneficial ownership of 10 percent or more of the Company’s common stock (or in the case of a passive investor or group reporting beneficial ownership on Schedule 13G, 15 percent or more), including in the form of synthetic ownership through derivative positions, in a transaction not approved by the Board of Directors of the Company.  In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a value of twice the exercise price of the right.  In addition, if the Company is acquired in a merger or other business combination after an unapproved party acquires more than 10 percent of the Company’s common stock (or 15 percent or more for a person or group reporting beneficial ownership on Schedule 13G), each holder of the right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s stock having a value of twice the exercise price of the right. Alternatively, when the Rights become exercisable (and prior to the acquisition by a person or group of 50 percent or more of the Company’s common stock), the Board of

Directors may authorize the issuance of one share of Oshkosh Common Stock in exchange for each Right that is then exercisable.

The Rights Plan exempts any person or group owning 10 percent or more of the Company’s common stock (or 15 percent for a person or group reporting beneficial ownership on Schedule 13G) as of the announcement of the Rights Plan.  However, the rights also will be exercisable if a person or group that already owns 10 percent or more of the Company’s common stock (or 15 percent for a person or group reporting beneficial ownership on Schedule 13G) acquires additional shares representing 1 percent or more of the Company’s outstanding shares (including through derivatives, but other than pursuant to a dividend or distribution paid or made by the Company or pursuant to a stock split or reclassification).

The Company’s Board of Directors may redeem the rights for a nominal amount at any time until the tenth business day following the first public announcement of the acquisition of beneficial ownership of 10 percent (or 15 percent by a person or group reporting beneficial ownership on Schedule 13G) of the Company’s common stock (or of additional shares by a person or group owning 10 percent or 15 percent, as applicable, or more of the Company’s common stock as of the announcement of the Rights Plan).  The Rights Plan will have a term of one year, unless such date is extended or the Rights are earlier redeemed, exchanged or terminated.

The Schedule 14D-9 filing and related materials being filed by Oshkosh today will be mailed to shareholders in the near future and, along with the Rights Plan, will also be available on the SEC website, www.sec.gov, and on the Company’s website, www.oshkoshcorporation.com.

Goldman, Sachs & Co. is serving as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP and Foley & Lardner LLP are serving as legal advisors to the Company.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements.  To the extent this press release constitutes proxy solicitation material to which the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) applies), the Company believes such statements to be “forward looking” within the meaning of the PSLRA. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, plans and objectives of management for future operations, the value shareholders would receive under the terms of the Offer and the likelihood the Offer will be consummated, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, the Company does not undertake to update any forward-looking statements to reflect new information, events or circumstances.

Some important factors that could cause the Company’s actual results to differ from the Company’s expectations in these forward-looking statements include: the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the future global economic outlook; the expected level and timing of the U.S. Department of Defense (“DoD”) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to the Company’s exit from its ambulance business, including the amounts of related costs and charges; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders, including the amount of related costs; the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals; risks and uncertainties associated with the Offer, the outcome of any litigation related to the Offer or any other offer or proposal, and the Board’s recommendation to the shareholders concerning the Offer or any other offer or proposal.

The foregoing list sets forth many, but not all, of the factors that could cause actual results to differ from the Company’s expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in the Company’s periodic and current reports filed with the SEC, when evaluating the Company’s forward-looking statements.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Vehicles Sub LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SHAREHOLDERS OF OSHKOSH ARE URGED TO READ THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain a copy of these documents free of charge at the SEC’s website at www.sec.gov.  These materials are also available without charge on the Company’s website at www.oshkoshcorporation.com.  In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 750-9499.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”).  SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company’s common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, filed with the SEC on November 16, 2011, and in the Company’s definitive proxy statement for its 2012 Annual Meeting of Shareholders (the “2012 Proxy Statement”), filed with the SEC on December 12, 2011. To the extent holdings of the Company’s securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents (including the WHITE proxy card) filed by the Company with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.oshkoshcorporation.com) or by writing to Ms. Margaret Wacholtz, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin, 54903-2566. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or toll-free at (877) 750-9499.

# # #

Contacts:

Media Relations:

John Daggett, Oshkosh

Vice President, Communications

(920) 233-9247

Dan Katcher / Matt Sherman / Nick Lamplough

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investor Relations:

Patrick Davidson, Oshkosh

Vice President, Investor Relations

(920) 966-5939